Exhibit 3.2

CERTIFICATE OF TRUST

OF

HASHDEX NASDAQ CRYPTO INDEX US ETF

THIS Certificate of Trust of Hashdex Nasdaq Crypto Index US ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is Hashdex Nasdaq Crypto Index US ETF.

2. Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its
individual capacity but solely as trustee

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:36 PM 07/12/2024
FILED 03:36 PM 07/12/2024
SR 20243129620 - File Number 4231230